EXHIBIT 23

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Plan Administrator
The Oilgear Company:

We consent to incorporation by reference in the registration statements (No. 33-67672 and No. 33-59033) on Form S-8 of The Oilgear Company of our report dated June 28, 2005, with respect to the statements of net assets available for benefits of The Oilgear Savings Plus Plan as of December 31, 2004 and 2003, and the related statements of changes in net assets available for benefits for the years ended; and Schedule H, line 4i-Schedule of Assets (Held at End of Year) as of December 31, 2004, which report appears in the December 31, 2004 annual report on Form 11-K of The Oilgear Savings Plus Plan.

/s/ KPMG LLP

Milwaukee, Wisconsin
June 28, 2005